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news release

Media Hotline: 1-888-326-6694
Resource Center: 1-800-732-6643

Contact: Janis Smith
202-752-6673

Number: 4112

Date: September 24, 2007

Fannie Mae Considering Preferred Stock Transaction; Company Provides Investors Second Quarter Capital Levels Submitted to OFHEO

WASHINGTON, DC – Fannie Mae (FNM/NYSE) today announced the estimated June 30, 2007 capital levels it has submitted to the Office of Federal Housing Enterprise Oversight (OFHEO). The information is being provided in advance of OFHEO’s classification because Fannie Mae is considering a preferred stock transaction this week. The Federal Housing Enterprises Financial Safety and Soundness Act of 1992 requires the Director of OFHEO to determine the capital level and classification of Fannie Mae not less than quarterly, and to report the results to Congress. This determination is expected shortly.

The information submitted to OFHEO indicates that Fannie Mae’s June 30, 2007 core capital of $42.375 billion exceeded the OFHEO-directed minimum capital requirement of $39.416 billion by $2.959 billion, and exceeded the statutory minimum capital requirement of $30.320 billion by $12.055 billion.

Fannie Mae has not prepared any financial statements since those for the fiscal year ended December 31, 2006, which were contained in the 2006 Form 10-K filed with the SEC on August 16, 2007. Therefore, the information provided by Fannie Mae represents Fannie Mae management’s best estimate of the capital levels as of June 30, 2007, but remain subject to change as a result of Fannie Mae’s ongoing preparation and audit of its 2007 financial statements and OFHEO’s review.

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This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of Fannie Mae. Nothing in this press release constitutes advice on the merits of buying or selling a particular investment. Securities we issue are “exempted securities” under laws administered by the SEC.

Fannie Mae is a shareholder-owned company with a public mission. We exist to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to ensure that mortgage bankers and other lenders have enough funds to lend to home buyers at low rates. Our job is to help those who house America.